Exhibit 4.3

Amendment Rider

Attached to and Forming Part of the

Group Fixed Deferred Annuity Contract

GROUP FIXED DEFERRED ANNUITY CONTRACT AMENDMENT (“Amendment”)

The Amendment is effective on the [Contract Date][the date signed by both parties].

The following Amendments are added and attached to the Group Fixed Deferred Annuity Contract (“Contract”) and will supersede the provisions of the Contract and related riders, booklets, endorsements, amendments or other documents attached to the Contract, if any, to the extent those provisions are inconsistent with the provisions of this Amendment.

1.	The following definitions are hereby deleted and replaced with the following:

[Covered Fund – Interests in the investment options held in the Account designed for the GLWB, as follows:

•	[Maxim SecureFoundationSM Balanced Portfolio]
•	[Maxim SecureFoundationSM Lifetime Portfolios]
•	Any other fund as approved by Great-West for the GLWB]

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

2.	[Section 3.04 “Benefit Base Restoration” is added to the Contract:

“Should Plan Sponsor eliminate a Covered Fund from the Plan and transfer all Covered Fund assets to another Covered Fund offered in the Plan, Great-West shall restore the GLWB Participant’s Benefit Base and Guaranteed Annual Withdrawal, if applicable, to the same amounts as held by GLWB Participant prior to the transfer of the Covered Fund assets.”]

3.	Section 5.02 is hereby amended to delete the last sentence.

4.	Section 6.03 “Installments” is amended to include the following sentence:

If the Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, Great-West will pay the Installment within 7 days from the Installment Date.

[Signed for Great-West Life & Annuity Insurance Company on [January 1, 2013] [the Effective Date of the Contract].

GLWB 11 Amendment	Page 1

President

[Signed and accepted by the Plan Sponsor and attached to its Contract on [January 1, 2013].

Plan Sponsor name:

By:
Title:	]]

GLWB 11 Amendment	Page 2